Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (the “Amendment”) is made as of this 25th day of March, 2015, by and among SL INDUSTRIES, INC., a Delaware corporation, and each of the entities listed as a Borrower on the signature pages hereto (collectively, “Borrowers” and each is individually referred to as a “Borrower”), each of the entities listed as a GUARANTOR on the signature pages hereto (collectively “Guarantors” and each is individually referred to as a “Guarantor”, and collectively with the Borrowers, the “Loan Parties”) the financial institutions which are now or which hereafter become a party hereto as lenders (collectively, the “Lenders” and each is individually referred to as a “Lender”), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”) and in its capacity as a Lender.

BACKGROUND

A.           On August 9, 2012, Borrowers, Guarantors, Lenders and Administrative Agent entered into a Credit Agreement to reflect certain financing arrangements between the parties thereto (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”).  The Credit Agreement and all other documents, instruments, and agreements executed in connection therewith are collectively referred to herein as the “Existing Financing Agreements.”  All capitalized terms used herein but not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

B.           The Borrowers have requested that Administrative Agent and Lenders amend certain terms and provisions contained in the Credit Agreement, subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.           Amendments.  Upon the effectiveness of this Amendment, the Credit Agreement shall be amended as follows:

(a)           Definitions.  Section 1.1 of the Credit Agreement shall be amended by amending and restating the following definitions:

Consolidated EBITDA for any period of determination shall mean the sum of

(a)           net income, plus

(b)           the following to the extent deducted in the computation of net income, (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) taxes, (v) non-cash restructuring charges that have been approved in writing by Administrative Agent; (vi) all other non-cash charges reducing net income for such period including, but not limited to, (1) non-cash charges attributable to the grant, exercise or repurchase of stock, restricted stock, restricted stock units or options for shares of capital stock (or similar equity interests) to or from employees, directors, Related Parties or consultants, (2) unrealized losses resulting solely from the marking of market of derivative securities, including foreign exchange forward contracts, (3) non-cash charges associated with amortization or write-off of deferred financing costs, and (4) non-cash charges associated with purchase accounting write-up of inventory, but excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals (other than with respect to liabilities arising under Environmental Laws); plus

(c)           non-cash charges with respect to liabilities arising under Environmental Laws that require an accrual of or a reserve for cash charges for any future periods; minus

(d)           the amount of all cash payments (other than the June 2015 EPA Payment) made during the applicable period to the extent such payments relate to non-cash charges with respect to liabilities arising under Environmental Laws that were added back in determining net income for such period or any prior period; provided, however, that for the purpose of this definition of Consolidated EBITDA, the “June 2015 EPA Payment” shall mean the scheduled settlement payment due under the DOJ/EPA Agreements so long as such settlement payment (i) is actually paid by Borrowers, (ii) is in an amount not to exceed $2,300,000, and (iii) results in a corresponding dollar for dollar reduction in the DOJ/EPA Letter of Credit, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Fixed Charges shall mean, for any period of determination, the sum of interest expense, income taxes (excluding taxes paid on the gain from the sale of Borrowers’ Subsidiary, RFL Electronics Inc., which was sold November 17, 2014) actually paid in cash, scheduled principal installments on Indebtedness (as adjusted for prepayments), distributions and dividends made during such period (excluding Excluded Distributions), capital expenditures, and payments under capitalized leases, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

(b)           New Definitions.  Section 1.1 of the Credit Agreement shall be amended by adding the following defined terms:

Excluded Distributions shall mean Permitted Recapitalization Distributions made during the relevant testing period so long as at the time of and after giving effect to the making of any such distribution (x) the Leverage Ratio (calculated based upon the most recent Compliance Certificate delivered to Administrative Agent pursuant to this Agreement) does not exceed 1.50 to 1.00, (y) Borrower has Undrawn Availability plus domestic cash on hand in an amount equal to at least $8,000,000, and (x) no Event of Default or Potential Default exists.

Fourth Amendment Date means March 25, 2015.

June 2015 EPA Payment shall have the meaning set forth in the definition of Consolidated EBITDA.

Permitted Recapitalization Distributions shall mean, so long as no Event of Default or Potential Default has occurred and is continuing or would occur as a result of the making of any such distribution, Recapitalization Distributions and dividends.

Recapitalization Distributions means distributions made by Parent Borrower for the purpose of repurchasing shares of its capital stock.

(c)           Use of Proceeds.  Section 2.8 of the Credit Agreement shall be amended and restated in its entirety as follows:

2.8           Use of Proceeds.  The proceeds of the Loans shall be used for refinancing existing Indebtedness of Borrower, to provide for the working capital needs of Borrower and reimbursement of letters of credit, and to fund Permitted Recapitalization Distributions.

(d)           Dividends and Related Distributions.  Section 8.2.5 of the Credit Agreement shall be amended and restated in its entirety as follows:

8.2.5        Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests, or limited liability company interests, including, without limitation with respect to the purchase, redemption, retirement, or acquisition of any of the foregoing, other than (i) Permitted Recapitalization Distributions and (ii) other dividends and distributions so long as no Event of Default or Potential Default has occurred and is continuing or would occur as a result of the making of any such dividend or distribution.

(e)           Fixed Charge Coverage Ratio.  Section 8.2.15 of the Credit Agreement shall be amended and restated in its entirety as follows:

8.2.15      Minimum Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter, for the four (4) fiscal quarters then ended, to be less than 1.15 to 1.0.

2.           Representations and Warranties.  Each Loan Party hereby:

(a)           reaffirms all representations and warranties made to Administrative Agent and Lenders under the Credit Agreement and all of the other Existing Financing Agreements (as modified in connection herewith) and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;

(b)           reaffirms all of the covenants contained in the Credit Agreement, and covenants to abide thereby until all Loans, Obligations and other liabilities of Loan Parties to Administrative Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Administrative Agent and Lenders;

(c)           represents and warrants that no Potential Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)           represents and warrants that since December 31, 2014, no event or development has occurred which has had or is reasonably likely to have a Material Adverse Change;

(e)           represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment and all related agreements, instruments, and documents to which such Loan Party is a party, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment and any related agreements, instruments or documents on its behalf were similarly authorized and empowered, and that neither this Amendment or any related agreements, instruments, or documents contravenes any provisions of its Articles of Incorporation or Certificate of Formation, as applicable and Bylaws or Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(f)           represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered by such Loan Party in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

3.           Security Interest.  As security for the payment and performance of the Obligations, and satisfaction by the Loan Parties of all covenants and undertakings contained in the Credit Agreement, the Loan Documents and the Existing Financing Agreements (as modified in connection herewith), each of the Loan Parties reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Administrative Agent, for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

4.           Confirmation of Indebtedness.  Loan Parties confirm and acknowledge that as of the close of business on March 24, 2015 Borrowers were indebted to Administrative Agent and Lenders under the Credit Agreement in the aggregate principal amount of (i) $472,692.00, comprised of $0 of outstanding Revolving Credit Loans and $472,692.00 for issued and outstanding Letters of Credit and (ii) $6,422,749.00 under the DOJ/EPA Letter of Credit, in each case without any deduction, defense, setoff, claim or counterclaim, plus all fees, costs and expenses incurred to date in connection with the Credit Agreement and the other Loan Documents.

5.           Acknowledgment of Guarantors. Each Guarantor hereby covenants and agrees that the Continuing Agreement of Guaranty and Suretyship dated August 9, 2012, as amended, restated, supplemented and otherwise modified from time to time, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers and each other Guarantor to Administrative Agent and Lenders under the Credit Agreement and the other Loan Documents.

6.           Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon the satisfaction of each of the following conditions (all documents to be in form and substance reasonably satisfactory to Administrative Agent and Administrative Agent’s counsel):

(a)           Administrative Agent shall have received this Amendment duly executed by Lenders and all Loan Parties;

(b)           Loan Parties shall have paid or reimbursed Administrative Agent for its reasonable attorneys’ fees and expenses as required under the Credit Agreement, including those in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto;

(c)           Administrative Agent shall have received an amendment fee in an amount equal to $20,000, which Borrowers acknowledge was fully earned and payable upon execution of this Amendment; and

(d)           Execution and/or delivery of all other agreements, instruments and documents requested by Administrative Agent to effectuate and implement the terms hereof.

7.           Reaffirmation of Existing Financing Agreements.  Except as expressly modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all other of the Existing Financing Agreements (except as otherwise modified in connection herewith), are hereby reaffirmed and shall continue in full force and effect as therein written.

8.           Release.  As further consideration for Administrative Agent’s and Lenders’ agreement to grant the accommodations set forth herein, each Borrower and each Guarantor hereby waives and releases and forever discharges Administrative Agent and Lenders and their respective officers, directors, attorneys, agents and employees (the “Released Parties”) from any liability, damage, claim, loss or expense of any kind that Borrowers, Guarantors, or any of them, may have against Released Parties, or any of them, arising out of or relating to the Obligations, this Amendment or the Loan Documents.

9.           Miscellaneous.

(a)           No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)           The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)           No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)           The terms and conditions of this Amendment shall be governed by the laws of the State of New York.

(e)           This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or electronic transmission shall bind the parties hereto.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:	SL INDUSTRIES, INC.

	By:	/s/ Louis J. Belardi
		Name:	Louis J. Belardi
		Title:	CFO, Secretary & Treasurer

SL DELAWARE, INC.
SL DELAWARE HOLDINGS, INC.
TEAL ELECTRONICS CORPORATION
SL MONTEVIDEO TECHNOLOGY, INC.
SL SURFACE TECHNOLOGIES, INC.
CEDAR CORPORATION
MTE CORPORATION MEX HOLDINGS LLC
SL POWER ELECTRONICS CORPORATION
SLGC HOLDINGS, INC. SLMTI DS LLC

By:	/s/ Louis J. Belardi
	Name:	Louis J. Belardi
	Title:	Authorized Officer

GUARANTORS:	SL POWER ELECTRONICS LTD. INDUSTRIAS SL, S.A. DE C.V. CONDOR POWER SUPPLIES DE MEXICO, S.A. DE C.V.
SL XIANGHE POWER ELECTRONICS CORP.
SL SHANGHAI POWER ELECTRONICS CORP.
SL SHANGHAI INTERNATIONAL TRADING CORP.
CEDRO DE MEXICO, S.A. DE C.V.
TPE DE MEXICO, S. DE R.L. DE C.V.

By:	/s/ Louis J. Belardi
	Name:	Louis J. Belardi
	Title:	Authorized Officer

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

	By:	/s/ Bryan Flory
		Name:	Bryan Flory
		Title:	Assistant Vice President